Exhibit 5.2

June 26, 2020

Xeris Pharmaceuticals, Inc.
180 N. LaSalle Street, Suite 1600

Re: Securities Registered under Registration Statement on Form S-3

We have acted as counsel to you in connection with your filing of a Registration Statement on Form S-3 (File No. 333- 233061) (as amended or supplemented, the “Registration Statement”) filed on August 6, 2019 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer by Xeris Pharmaceuticals, Inc., a Delaware corporation (the “Company”) of up to $250,000,000 of any combination of securities of the types specified therein. The Registration Statement was declared effective by the Commission on August 21, 2019. Reference is made to our opinion letter dated August 6, 2019 and included as Exhibit 5.1 to the Registration Statement. We are delivering this supplemental opinion letter in connection with the prospectus supplement (the “Prospectus Supplement”) filed on June 26, 2020 by the Company with the Commission pursuant to Rule 424 under the Securities Act. The Prospectus Supplement relates to the offering by the Company of (i) up to $75,000,000 aggregate principal amount of its 5.00% Convertible Senior Notes due 2025 (the “Notes”) and (ii) the shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), that may be issued upon conversion of the Notes (the “Conversion Shares” and collectively with the Notes, the “Securities”) covered by the Registration Statement. The Notes are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

We refer to the First Supplemental Indenture, which is anticipated to be dated on or about June 30, 2020 and entered into by the Company and U.S. Bank National Association, as trustee (the “Trustee”), establishing the terms of the Notes, in a form consistent with that authorized by the Company (the “Supplemental Indenture”). The Supplemental Indenture will amend and supplement the Indenture, which is anticipated to be dated on or about June 30, 2020 and entered into by the Company and the Trustee (as amended and supplemented by the Supplemental Indenture, the “Indenture”). We refer to the Indenture and the Notes as the “Subject Documents.”

Xeris Pharmaceuticals, Inc.
June 26, 2020

In our examination of the Subject Documents and other documents relevant to the opinions set forth below, we have assumed, without independent verification, (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity and completeness of all Subject Documents submitted to us as originals, (iv) the conformity to originals of any Subject Documents submitted to us as copies or by facsimile or other means of electronic transmission and (v) the truth, accuracy and completeness of information, representations and warranties contained in the Subject Documents. We have also assumed the validity and constitutionality of each relevant statute, rule, regulation and action by governmental agencies covered by this opinion letter, unless a reported decision of a court in the relevant jurisdiction has held otherwise.

The opinions set forth below are limited to the Delaware General Corporation Law and the law of New York.

Based on the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

(1) Upon the due execution and delivery of the Indenture by each of the parties thereto and the execution, authentication and issuance of the Notes against payment therefor pursuant to the Underwriting Agreement and in accordance with the terms of the Indenture, the Notes will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) A sufficient number of authorized but unissued shares of common stock are available for issuance were the Notes converted today, and, assuming sufficient authorized but unissued shares of Common Stock are available for issuance when the Notes are converted, the Conversion Shares, when issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following additional qualifications:

(i) Our opinion set forth above as to enforceability is subject to and limited by the effect of any applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

(ii) We express no opinion with respect to any provision of any of the Subject Documents relating to: (a) non-reliance, exculpation, disclaimer, limitation of liability, indemnification, contribution, waiver, limitation or exclusion of remedies; (b) liquidated damages, forfeitures, default interest, late charges, make-whole premiums, payment of attorneys’ fees, collection upon acceleration of amounts that might be determined to constitute unearned interest thereon, or other economic remedies, in each case to the extent it constitutes a penalty or is prohibited by law; (c) concepts of materiality, reasonableness, good faith, fair dealing or unconscionability; (d) governing law (except for the enforceability of any provision choosing New York law as a Subject Document’s governing law pursuant to the statutes referred to in paragraph (iii) below);

Xeris Pharmaceuticals, Inc.
June 26, 2020

(e) the waiver of the right to trial by jury or of usury, stay, extension and similar laws; (f) the validity, legally binding effect or enforceability of any provision in the Subject Documents that requires or relates to adjustments to the conversion rate at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture; (g) rights or remedies not being exclusive, not preventing the concurrent assertion of any other right or remedy, being cumulative and exercisable in addition to any other right and remedy, or any delay or omission to exercise any right or remedy not impairing any right or remedy or not constituting a waiver thereof; (h) any obligation or agreement to use best efforts, reasonable best efforts or commercially reasonable efforts; (i) any requirement that a party take further action or enter into further agreements or instruments or provide further assurances; (j) any requirement that amendments or waivers be in writing insofar as they suggest that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (k) service of process by any method not provided for under applicable statute or court rule; and (l) the severability of any provisions to the foregoing effect to the extent such provisions are unenforceable.

(iii) To the extent that any opinion set forth herein relates to the enforceability of the choice of New York law, selection of a New York forum or exclusive jurisdiction provisions in any of the Subject Documents, such opinion is rendered solely in reliance upon N.Y. Gen. Oblig. Law §§ 5-1401, 5-1402 (McKinney 2010) and N.Y. CPLR 327(b) (McKinney 2010) and is subject to the qualifications that such enforceability may be limited by public policy or other considerations of any jurisdiction, other than the State of New York, in which enforcement of such provisions, or of a judgment upon an agreement containing such provisions, is sought and by constitutional limitations.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Company’s Current Report on Form 8-K, dated June 26, 2020, which is incorporated by reference into the Registration Statement and to the references to our firm under the caption "Legal Matters" in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP